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     EXHIBIT 23.4  CONSENT AND SUBSCRIPTION RIGHTS OPINION OF FINPRO, INC.
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                       [FINPRO LETTERHEAD APPEARS HERE]



June 12, 1998


Board of Directors
West Essex Bank, FSB
417 Bloomfield Avenue
Caldwell, New Jersey 07006


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form S-1 Registration Statement, and amendments thereto, of West Essex Bancorp, Inc. so filed with the Securities and Exchange Commission, the combined Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company on "Form MHC-1/MHC-2" filed by West Essex Bank, FSB, and any amendments thereto, and the Conversion Valuation Appraisal Report ("Report") regarding the valuation of the Association provided by FinPro, and our opinion regarding subscription rights filed as exhibits to the form S-1 and the forms MHC-1/MHC-2. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report and Opinion in the Prospectus included in the form S-1 and the forms MHC-1/MHC-2, and any amendments thereto.


     Very Truly Yours,

     /s/ Donald J. Musso
     ---------------------
     Donald J. Musso

Liberty Corner, New Jersey
June 12, 1998
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                       [FINPRO LETTERHEAD APPEARS HERE]


June 12, 1998


Board of Directors
West Essex Bank, FSB
417 Bloomfield Avenue
Caldwell, New Jersey 07006


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan (the "Plan") adopted by the Board of Directors of West Essex Bank, FSB (the "Bank"), whereby the Bank will reorganize into the Mutual Holding Company form of organization by converting from a federally chartered mutual savings association to a federally chartered stock savings bank and issuing in excess of 50% of the Bank's outstanding capital stock to West Essex Bancorp, Inc. (the "Company") so long as the Company remains in the mutual form.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Common Stock are to be issued to (i) Eligible Account Holders;
(ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members; and (v) Directors, Officers and Employees, collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Selected Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

        (1)  the Subscription Rights will have no ascertainable market value;
             and

        (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

     Very Truly Yours,
     FinPro, Inc.

     /s/ Donald J. Musso
     -------------------
     Donald J. Musso
     President